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                                                                    Exhibit 16.1

                             KPMG Peat Marwick LLP
                                99 High Street
                               Boston, MA 02110
                           Telephone (617) 988-1000

May 9, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Neurogen Corporation and, under the date of February 12, 1996, we reported on the financial statements of Neurogen Corporation as of and for the years ended December 31, 1995 and 1994. On April 25, 1996, our appointment as principal accountants was terminated. We have read Neurogen Corporation's statements included under Item 4 of its Form 8-K dated April 25, 1996, and we agree with such statements.

Very truly yours,

KPMG Peat Marwick LLP